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                                February 7, 1995


VIA FACSIMILE
(603) 763-7665

Mr. John E. Siipola, Chairman of the Board
Big O Tires, Inc.
22 Upper Bay Road
Sunapee, New Hampshire 03782

VIA FACSIMILE
(303) 866-0200

Investment Committee of the Board of Directors
   of Big O Tires, Inc.
c/o W. Dean Salter, Esq.
Holme, Roberts & Owen
1700 Lincoln, Suite 4100
Denver, CO  80203

Dear Messrs. Siipola and Salter:

     The undersigned are representatives of the Big O Tires, Inc. ("Big O") franchised dealers and the management of Big O, respectively. We have been directed by our constituencies to pursue the viability of acquiring Big O by a group comprised of certain members of management of Big O, the Big O Employee Stock Ownership Plan ("ESOP") and those Big O franchised dealers who elect to participate.

     While we firmly believe that the concept of uniting management, franchised dealers, and the Big O ESOP into a single organization would benefit and enhance the growth and future of Big O, we have elected not to continue negotiations at this time with the Investment Committee in light of the difficulties we have experienced in obtaining commitments for the elements of the financing necessary to consummate the acquisition and the resulting inability of the representatives of the dealers and management to reach mutual understandings on certain fundamental issues relating to the acquisition. We sincerely appreciate the efforts made by all of the parties in these negotiations.



                         Very truly yours,

Management Participants

Steven P. Cloward   John B. Adams
Thomas L. Staker    Philip J. Teigen
Bruce H. Ware       Gregory D. Roquet
David W. Dwyer      Dennis J. Fryer
Allen E. Jones      Kelly A. O'Reilly
Brad Findlay


By: /s/ John B. Adams
    ---------------------------
    John B. Adams


Dealer Respresentatives

Rick Miller
Wes Stephenson
William H. Spencer
Thomas Staker
Guido Bertoli


By: /s/ Wes Stephenson
    ---------------------------
    Wes Stephenson